New Amsterdam Partners, LLC

1 B : Code of Ethics and Compliance Policies

Section 204A of the Investment Advisers Act of 1940 requires that every investment advisor subject to Section 204 establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of the investment advisor's business, to prevent the misuse in violation of the Advisers Act or the Securities Exchange Act of 1934, or the rules or regulations thereunder, of material non-public information by such investment advisor or any person associated with such investment advisor. Any New Amsterdam employee who violates this Code of Ethics or any regulatory statute is subject to disciplinary action, up to and including termination. This Code of Ethics is disseminated annually to all New Amsterdam employees, and each employee is required on an annual basis to acknowledge in writing that they have read, understand, and agree to abide by this Code of Ethics. In the event of a material change in this Code of Ethics, it would be distributed to employees at the time of such change.

Designation of Chief Compliance Officer

Neal Muroff, CFA, has been designated as Chief Compliance Officer, and is responsible for overseeing compliance with New Amsterdam Partners’ Code of Ethics and the firm’s policies and procedures. Neal also oversees New Amsterdam’s compliance with regulatory statutes and the CFA Institute’s Global Investment Performance Standards (GIPS®), by making all required filings and by also ensuring that the firm’s activities are within the constraints of client guidelines. Neal has devised the firm’s ongoing compliance review program, which is designed to ensure NAP’s compliance with all applicable laws, regulations and statutes.

Individual Responsibility for Compliance with the Code and Standards.

Each employee is subject to the Code and Standards of the CFA Institute and to disciplinary sanction for violations thereof.

Access Persons

Rule 204A-1 of the Investment Advisers Act of 1940 defines an investment adviser’s Access Persons as:

(i) Any of your supervised persons:

(A) Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii) If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.

The CFA Institute defines Access Persons as those persons who have knowledge of pending or actual investment recommendations or action. As of September 3, 2010, New Amsterdam Partners’ Access Persons are (in chronological order of when made an Access Person):

  Michelle Clayman, CFA, Managing Partner and Chief Investment Officer
  Nathaniel Paull, CFA, Partner and Senior Portfolio Manager
  Christopher Bowen, Partner and Head of Operations
  William Lynch, CFA, Partner and Head of Managed Accounts
  Indrani De, CFA, Director of Quantitative Research
  Jeffrey Hahn, CFA, Equity Analyst
  Neal Muroff, CFA, Compliance Manager and Chief Compliance Officer
  Daniel Leung, Operations Specialist
  Robert E. Small, CFA, Trader
  Richard McCloskey, CFA, Client Portfolio Manager
  Hung Hoang, CFA, Equity Analyst
  Jason Seo, CFA, Equity Analyst
  Matt MacPherson, Quantitative Analyst
  John Hingher, CFA, Equity Analyst
  Elizabeth Farrell, Trader
  Summer Barghouti, Equity Analyst
  David Lubell, Partner and Head of Marketing
  Jason Roytman, Equity Analyst

Each person named above, upon becoming an Access Person, will be notified by Neal Muroff, CFA, Compliance Manager, of their reporting requirements under New Amsterdam’s Code of Ethics. Each of the persons named above must file reports (which are collected by Neal Muroff) as outlined below, even if the extent of their holdings is already disclosed as part of the quarterly Personal Trading disclosure. Anyone whose Personal Trading disclosure already includes some or all of their personal holdings can simply make a clear and concise notation such as "SEE DUPLICATE STATEMENT" in the area where information is requested (for those accounts that are already part of the quarterly personal trading disclosure), and then detail any accounts or securities which are not already disclosed, by filling out the holdings report and ideally providing a statement from the bank, broker, or dealer.  The reporting requirements are (a sample is included on Page 11):

  Initial Holdings Report – Initial holdings reports for Access Persons must be current as of a date not more than 45 days prior to submission and must include the following items, as applicable: title of security, type of security, ticker or CUSIP, number of shares and principal amount of each Covered Security (defined as: equities, corporate fixed income securities, equity or index options, index futures, closed end mutual fund shares, exchange traded funds, real estate investment trusts, and any Calvert or MD Financial mutual funds) plus municipal bonds, in which the Access Person has beneficial interest at the time of becoming an Access Person, plus any broker names and the date of submission. The report must also show any/all accounts with such securities in which the Access Person has a beneficial interest, and should be accompanied by account statements from the stocks’ issuers or administrators. Each report is signed and dated by the Access Person. Each Access Person’s initial holdings report is reviewed by the Chief Compliance Officer.

  Quarterly Transaction Report: See Personal Trading Records policy on Pages 6 and 7.

  Annual Holdings Report – All Access Persons must file an Annual Holdings Report following year-end. The report must show any/all accounts with Covered Securities, plus municipal bonds, in which the Access Person has a beneficial interest, and should be accompanied by account statements from the stock’s issuers or administrators.

Annual holdings reports for Access Persons must be current as of a date not more than 45 days prior to submission and must include the following items, as applicable, of each Covered Security and municipal bond: title of security, type of security, ticker or CUSIP, number of shares and principal amount. The report must also show any broker names and the date of submission. It is permissible for some or even all of the above information to be contained in a statement issued by a broker or administrator. Each report is signed and dated by the Access Person. Each Access Person’s annual holdings report is reviewed by the Chief Compliance Officer.

Fiduciary Duties

The employee, in relationships with clients, shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom it is owed.

•        Reference Material Available.

Employees will abide by, and use for reference, policies and procedures material available to them.  This material includes, but is not limited to, the CFA Institute Standards of Practice Handbook, the Money Manager's Compliance Guide, the CFTC Rules and Regulations and the NFA guide. These and personal security transactions records must be kept on site.

Compliance with Governing Laws, Regulations, Procedures and the CFA Institute Code and Standards.

•        Required Knowledge and Compliance

Employee shall maintain knowledge of, and comply with, all applicable laws, rules and regulations of any government, governmental agency, and regulatory organization governing his/her professional, financial or business activities. This includes the CFA Institute Standards of Professional Conduct and the accompanying Code of Ethics. If an employee believes an issue has arisen in which NAP or one of its employees has violated a law, the CFA Institute Code of Ethics, or any internal NAP procedure that could expose NAP to any significant liability, then that employee must notify his or her supervisor in writing immediately. Depending upon the severity of the issue or violation, it may be advisable to bring it to the attention and seek the guidance of a principal or principals, up to and including the Managing Partner.

•        Ethics or Compliance Training

Employee agrees to participate in any ongoing ethics or compliance training as required by the firm. This may include attending presentations or reading any such applicable written materials as required.

•        Prohibition Against Use of Material Nonpublic Information

Employee shall comply with all laws and regulations relating to use and communication of material nonpublic information.  Employee's general duty is not to trade while in possession of, nor communicate, material nonpublic information in breach of a fiduciary duty.

Duties under the standard include:

(1) If the employee acquires information as a result of a special or confidential relationship with the issuer or others, he shall not communicate the information (other than within the relationship), or take investment action on the basis of such information if it violates the relationship.

(2) If the employee is not in a special or confidential relationship with the issuer or others, he shall not communicate or act on material nonpublic information if he knows, or should have known, that such action was disclosed to him in a breach of duty, or that the information was misappropriated.

If an employee comes to realize that one of the parties in a fiduciary relationship has breached their duty with respect to material nonpublic information, the employee should make reasonable efforts to achieve public dissemination of such information.  As a general rule, one should be able to point to some fact to show that the information, after having been made public, is widely available; for example, its publication in The Wall Street Journal or in other major news publications.  Even after the information has been released to the press and the information has been reported, at least 24 hours must be allowed for the general marketplace to learn of and evaluate that information before an employee trades in those securities.

•        Responsibilities of Supervisors and Supervised Persons

Employees with supervisory responsibility shall exercise reasonable supervision over subordinates to prevent violation by such persons of applicable statutes, regulations or provisions of the CFA Institute Code of Ethics or Standards of Professional Conduct. In doing so the employee is entitled to rely upon reasonable procedures established by his employer. Any employee who believes a law or statute, or this Code of Ethics, has been violated by any NAP employee should immediately consult with a supervisor, or if the situation warrants it, the Managing Partner.

•        Professional Misconduct

The employee shall not (1) commit a criminal act that upon conviction materially reflects adversely on his honesty, trustworthiness, or fitness as an investment professional in other respects, or (2) engage in conduct involving dishonesty, fraud, deceit or misrepresentation.

The Advisers Act also makes it illegal for a person willfully to make any false statement of a material fact in any document filed with the SEC pursuant to the Act, or to omit to state any material fact necessary to be stated in the filing.

Employee Trading Policies:

Priority of Transactions

Employee's transactions for his/her customers, clients, and employer have priority over transactions in securities or other investments of which he/she is the beneficial owner.  He/she shall conduct him/herself in such a way that transactions in securities or other investments in which s/he has such beneficial ownership do not operate adversely to their interests.  If an employee decides to make a recommendation about the purchase or sale of a security or other investment, s/he shall give his customers, clients and employer adequate opportunity to act upon his/her recommendation before acting on his/her own behalf.

Blackout Period

New Amsterdam Partners has instituted a 3 day “blackout period” whereby no employee shall trade a particular stock for 3 business days prior to trading for a client, where a decision has been made to trade that stock for a client. The employee also shall not trade in the stock for 3 business days after trading for a client.   These requirements are in order not to affect market conditions when trading on behalf of a client and to avoid any conflicts of interest.

For purposes of these Standards of Professional Conduct, an employee is a "beneficial owner" if he directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities or the investment.

Personal Trading Records

All personal trading in equities, corporate fixed income securities, equity or index options, index futures, closed end mutual fund shares, exchange traded funds, real estate investment trusts, and any Calvert or MD Financial mutual funds (collectively known as “Covered Securities”) must be pre-approved. In addition, preclearance is required, from either Michelle Clayman, Chief Investment Officer, or Nathaniel Paull, Senior Portfolio Manager, for investments in Initial Public Offerings (IPO’s) and private placements. Pre-trade approval is not required for U.S. government securities, municipal bonds, money market instruments, open end mutual funds (other than those underwritten by Calvert or MD Financial) or accounts with outside advisors where that advisor has been given total discretion over the portfolio and supporting documentation of that discretion has been provided to the firm’s senior management. Requests to trade any publicly traded securities are made by employees through the web-based Financial Tracking system. The request to trade should be for all trades covered by this policy for employees, spouses, close personal relations or accounts in which the employee has a beneficial interest.  Since we are trading on an almost daily basis in all of our strategies, it is strongly suggested that employees not attempt to trade in any of the securities in any NAP strategy, as approval would not be granted in any event. Generally speaking, if a security is a current core holding in NAP’s portfolios or is a candidate for being involved in any NAP trading activity in the near future, it will appear on NAP’s restricted list and permission to trade in such a security will be rejected. For trades that are open for more than a day, approval to trade must be granted for each day the order is placed or open; approvals are only granted for that day.  Closing option transactions also require prior approval.

Every employee must arrange to have records of their personal security transactions mailed directly to New Amsterdam Partners, Attn: Neal Muroff.  This applies to all transactions for which pre-approval is required, unless trades for individual securities are enabled in the account.  Employees must therefore provide Neal Muroff with account details and authorization so that a request can be forwarded to the brokerage firm for duplicate records of employee brokerage activity.  Personal records include all accounts over which the employee holds discretionary authority or significant influence, for themselves, spouses, or close personal or familial relations. In the case of non-discretionary accounts owned by spouses, children and close personal relations of employees, arrangements must be made with Neal so that duplicate copies of those account statements are forwarded directly to New Amsterdam Partners.  If an employee elects to receive on-line statements from their brokerage firm, arrangements must be made with the brokerage firm to provide New Amsterdam Partners with duplicate statements.  After the end of each calendar quarter, every employee is to certify their trading activities (only required for those securities which require pre-approval), for review, through the Financial Tracking web-based system (see 1Z – Using Financial Tracking to Monitor Personal Trading.doc in the Procedures Manual).  Records will be made available on request, to the employee's supervisor, and shall be reviewed at least on a quarterly basis by Neal Muroff, Chief Compliance Officer. William Lee, Controller, shall review Neal Muroff’s personal transactions over the same period.

Per SEC rule, any transactions reported by Access Persons are due no later than 30 days after the close of the calendar quarter. Note, however, that this requirement is generally fulfilled by the fact that New Amsterdam receives account statements for all employees in a timely fashion.

In any event, the employee certification and/or account statement in aggregate must include the following items: date of transaction, the title of the security, the exchange ticker symbol or CUSIP number as applicable, interest rate and maturity date as applicable, number of shares and principal amount as applicable, nature of the transaction (purchase, sale, etc.), price of security at which transaction was effected, broker and date of submission. It is permissible for some or even all of the above information to be contained in a statement issued by a broker or administrator.

Any violation of our personal trading policy, in either the execution or reporting of personal trades, can result in disciplinary action for the offending employee, up to and including termination.

Disclosure of Conflicts

The employee, when making investment recommendations, or taking investment actions, shall disclose to his customers and clients any material conflict of interest relating to him and any material beneficial ownership of the securities or other investments involved that could reasonably be expected to impair his ability to render unbiased and objective advice.

The employee shall disclose to his employer all matters that could reasonably impair his/her ability to render unbiased and objective advice.

The employee shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing his/her activities and shall comply with any prohibitions on his activities if a conflict of interest exists.

Gift Policy

Employees are prohibited from accepting special favors intended to influence business decisions and other gifts that exceed $200. When traveling on business matters to an event sponsored by a corporate issuer of securities or its investment banking firm, employees may not accept transportation, meals, accommodations, or other benefits that could interfere with the employee’s independence. If an employee is offered a gift that appears to be in excess of $200 or if a gift is offered with an apparent intent of influencing business, it should be reported to an employee’s supervisor immediately.

Furthermore, no NAP employee is permitted to give or offer gifts to any person or entity that is of greater than a token amount and/or is intended to influence business decisions.

As of January, 2010, subject to the constraints as detailed above, NAP employees are generally required to record the receipt or giving of any tangible gift of lasting value, no matter its worth. Detailed information on recording a gift can be found in the Procedures Manual under 1Zb – Using Financial Tracking to Record Gifts.doc.

Compensation :

•        Disclosure of Additional Compensation Arrangements

The employee shall not accept gifts, benefits, compensation, or other non-cash considerations which may give rise to an actual or perceived conflict of interest with the employer’s interest, unless written consent has been received from all parties involved.

•        Disclosure of Referral Fees

The employee shall make appropriate disclosure to a prospective client or customer of any consideration paid or other benefit received by that employee or delivered to others for the recommendation of any services to that prospective client or customer.

•        Duty to Employer

The employee shall not undertake independent practice which could result in compensation or other benefit in competition with his employer without written consent from the employer and the person for whom he undertakes independent employment.

Soft Dollar Agreements:

Under soft dollar arrangements, an investment manager obtains research services in exchange for brokerage commissions generated from client accounts that are under the firm's investment management.  Certain fiduciary regulations such as ERISA and the Investment Company Act of 1940 mandate that if an adviser’s client is subject to such fiduciary regulation, then under some circumstances, research purchased with that particular client’s soft dollars must benefit ONLY that client. To satisfy the direct legal obligation requirement, the SEC has taken the position that the broker should enter into a written agreement with the third-party research vendor that makes clear that the broker is solely responsible for any payments due as a result of services delivered under the agreement.  In addition, the broker must assume a direct obligation to purchase those services from the vendor without regard to the manner, amount, and timing of any compensation received by the broker from its clients.  Thus the broker must structure its relationships to comply with the SEC interpretation that the broker and not the clients must have the sole legal obligation to pay the vendor for the services for purposes of Section 28(e) of the Securities Exchange Act of 1934 (the safe harbor).

In addition, the investment manager must make a "good faith" determination that the amount of the commission paid is reasonable in relation to the value of the brokerage or research services received.  This is an ongoing requirement.

Although the research need not benefit only the client account or accounts generating the soft dollars (unless stipulated by fiduciary regulations such as ERISA and the Investment Company Act of 1940), an adviser may not take into account the value of research to non-discretionary accounts or affiliates that also may be investment advisers.

Even if a soft dollar arrangement is within the safe harbor, the adviser must obtain best execution and make fair disclosure of its soft dollar practices.  Finally, the SEC specifically requires investment advisers to disclose their soft dollar practices in Part II, Item 12 of their firm’s ADV.

It is New Amsterdam's policy to keep soft dollar commitments to a minimum.  New

Amsterdam's current soft dollar arrangements consist of the following, as outlined in the table below:

Broker	Service	Description
BNY Convergex and Westminster via NYFIX	FactSet Research Systems	Delivery of Financial Information, Financial Modeling, and Research Management
Liquidnet	Bloomberg	Real-Time Market Data and Information
Liquidnet	CFRA – Center for Financial Research and Analysis	Research that focuses on accounting issues
Liquidnet	Compustat	Historic Company Financial Data
Liquidnet	Gradient Analytics	Accounting-Based Research and Analysis
Liquidnet	I/B/E/S	Consensus Estimates for Earnings and Earnings Growth Rates
Liquidnet	Index Data	S&P Index Information
Liquidnet	Russell/Mellon	Russell Index Information
Liquidnet	Strategic Economic Decisions	Economic Scenarios and Economic Analysis
Liquidnet	Zacks Indicator	Measures Earnings Surprises and Earnings Estimates

Relationships with Others:

•        Preservation of Confidentiality

An employee shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship, unless the employee receives permission from the client to disclose such information, or if the employee receives information concerning illegal activities on the part of the client.

•        Maintenance of Independence and Objectivity

The employee, in relationships and contracts with an issuer of securities, whether individually or as a member of a group, shall use particular care and good judgment to achieve and maintain independence and objectivity.

Other Financial Relationships

Every member of the staff must disclose if he or she has any business or financial relationships outside of New Amsterdam Partners with any of the firm’s brokers, clients, vendors or pension consultants. This policy is meant to address material conflicts of interest; disclosures are not necessary for brokerage accounts or of stock holdings of an amount that is immaterial relative to the issuer’s shares outstanding. Management should be informed in writing at the onset of the relationship and apprised as needed of any important developments in the nature of the relationship.

Initial and Annual Disclosure

of Securities Holdings

Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940 require you to provide the Compliance Department with an “Initial Holdings Report” within 10 days of becoming an Access Person, and annually thereafter as of December 31.  Information contained in the Initial and Annual Holdings Reports must be current as of a date no more than 45 days before the date the report is submitted.

Accordingly, please provide the following information, as applicable (or attach a copy of your most recent account statement(s)) for each broker, dealer or bank with which you maintain an account containing Covered Securities, and municipal bonds, in which you have Beneficial Ownership:

Name of Account Holder	Name of Broker, Dealer or Bank	Account Number	Name of Issuer	No. Shares and Principal Amount
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______

PLEASE ATTACH ADDITIONAL SHEETS IF NECESSARY

_____  Attached are duplicate brokerage statements disclosing all Covered Securities holdings as of the month-end preceding my first month of employment, or year-end as of 12/31, as applicable.

Completed by:

____________________________                ______________________    ___________

Print Name                                                       Signature                                  Date

Reviewed by:

____________________________                ______________________    ___________

Print Name                                                       Signature                                  Date

Statement of Confidentiality

The Compliance Department recognizes the sensitive nature of all materials disclosed for reporting purposes.  Direct access to any personal information is limited to Compliance personnel; however, all account information is subject to regulatory review. With respect to any mutual funds advised by New Amsterdam Partners, trade confirmations of any advisory personnel other than disinterested mutual fund directors or trustees may be disclosed to senior officers of the Fund or to legal counsel as deemed necessary for compliance purposes and to otherwise administer the Code of Ethics.

All information provided to the Compliance Department is kept in a secured location to protect confidentiality.